Exhibit 10.29

ADDENDUM NO. 1 TO EMPLOYMENT AGREEMENT

This Addendum No. 1 to Employment Agreement (the “Addendum”) is made and entered into this 03 day of July, 2013, by and between CICERO INC, a Delaware corporation (the “Company”), and ANTONY CASTAGNO, a resident of the State of Georgia (the “Employee”).

In consideration of the mutual covenants, promises and conditions set forth in this Addendum, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Consulting Services. The Company hereby agrees to allow Employee to perform consulting services on behalf of Cicero Inc.

2.
Duties of Employee.  Employee will provide consulting services to DTC Systems and be based in Georgia or North Carolina at the discretion of DTC.  Employee will devote a minimum of 40 hours per week to consulting services during its term. Employee will use his best efforts to remain in contact with Cicero’s Development and Sales teams and assist whenever possible and otherwise carryout his duties as Chief Technology Officer.

3.	Term. The term of this Addendum shall be no longer than six (6) months.

4.           Compensation and Benefits.

(a)
Annual Salary.  During the term of this Addendum, Cicero will continue to pay Employee’s semi-monthly salary payments for so long as invoice payments are received from DTC Systems and the Consulting Agreement terms and conditions between the Company and DTC Systems are met in a timely manner. It is agreed that the amount invoiced to DTC Systems shall be paid to Employee, first in the form of employee’s base salary; and second in the form of a bonus for any amount invoiced that exceeds Employee’s base salary. All applicable Employee/Employer taxes shall be withheld at the time such salary and/or bonus payments are made.

5.
Other Benefits.  Employee will be entitled to continue such fringe benefits as may be provided from time-to-time by the Company to its employees, including, but not limited to, group health insurance, life and disability insurance, and any other fringe benefits now or hereafter provided by the Company to its employees. , The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for employees of the same position and status as Employee will be provided to Employee on an equal basis.

6.	Business Expenses. Employee will be reimbursed for all reasonable expenses incurred in the discharge of Employee's duties under this Addendum pursuant to the Company's standard reimbursement policies.

7.
Withholding.  The Company will deduct and withhold from the payments made to Employee under this Addendum, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

8.
Non-Disclosure of Proprietary Information.  Employee recognizes and acknowledges that the Trade Secrets (as defined below) and Confidential Information (as defined below) of the Company and its affiliates, and all physical embodiments thereof (as they may exist from time-to-time, collectively, the “Proprietary Information”) are valuable, special and unique assets of the Company's and its affiliates' businesses. Employee further acknowledges that access to such Proprietary Information is essential to the performance of Employee's duties under this Addendum.  Therefore, in order to obtain access to such Proprietary Information, Employee agrees that, except with respect to those duties assigned to him by the Company, Employee will hold in confidence all Proprietary Information and will not reproduce, use, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor will Employee make use of any such information for Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances.

For purposes of this Addendum, the term “Trade Secrets” means information, including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.  For purposes of this Addendum, the term “Trade Secrets” does not include information that Employee can show by competent proof (i) was known to Employee and reduced to writing prior to disclosure by the Company (but only if Employee promptly notifies the Company of Employee’s prior knowledge; (ii) was generally known to the public at the time the Company disclosed the information to Employee; (iii) became generally known to the public after disclosure by the Company through no act or omission of Employee; or (iv) was disclosed to Employee by a third party having a bona fide right both to possess the information and to disclose the information to Employee; provided, that clauses (i) through The term “Confidential Information” means any data or information of the Company, other than trade secrets, which is valuable to the Company and not generally known to competitors of the Company.  The provisions of this Section 8 will apply to Trade Secrets for so long as such information remains a trade secret and to Confidential Information during Employee’s employment with the Company and for a period of two (2) years following any termination of Employee’s employment with the Company for whatever reason.

9.Non-Solicitation Covenants.  Employee agrees that during Employee's consulting engagement  and for a period of two (2) years following the termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to divert or solicit any individual or entity (i) who is a client of the Company  at any time during the six (6)-month period prior to Employee's termination of employment with the Company (“Client”), or was actively sought by the Company  as a prospective client, and (ii) with whom Employee had material contact while employed by or providing services to or for the benefit of the Company, to provide similar services or products as such provided by Employee for the Company, to such Clients or prospects.  Employee further agrees and represents that during Employee's employment by the Company and for a period of  two (2) year following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of, or on behalf of any other individual or entity, divert, solicit or hire away, or attempt to divert, solicit or hire away, to or for any individual or entity which is engaged in providing similar services or products to that provided by the Company,  any person employed by the Company for whom Employee had supervisory responsibility or with whom Employee had material contact while employed by or providing services to or for the benefit of the Company,  whether or not such employee is a full-time employee or temporary employee of the Company, whether or not such employee is employed pursuant to written agreement and whether or not such employee is employed for a determined period or at-will.  For purposes of this Addendum, “material contact” exists between Employee and a Client or potential Client when (1) Employee established and/or nurtured the Client or potential Client; (2) the Client or potential Client and Employee interacted to further a business relationship or contract with the Company, ; (3) Employee had access to confidential information and/or marketing strategies or programs regarding the Client or potential Client; and/or (4) Employee learned of the Client or potential Client through the efforts of the Company, providing Employee with confidential Client information, including but not limited to the Client’s identify, for purposes of furthering a business relationship.

10.Remedies.  Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 8 and 9 of this Addendum would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond.

11.Severability.  In case one or more of the provisions contained in this Addendum is for any reason held to be invalid, illegal or unenforceable in any respect, the parties agree that it is their intent that the same will not affect any other provision in this Addendum, and this Addendum will be construed as if such invalid or illegal or unenforceable provision had never been contained herein.  It is the intent of the parties that this Addendum be enforced to the maximum extent permitted by law.

12.Entire Agreement.  This Addendum embodies the entire agreement of the parties relating to the subject matter of this Addendum and supersedes all prior agreements, oral or written, regarding the subject matter hereof.  No amendment or modification of this Addendum will be valid or binding upon the parties unless made in writing and signed by the parties.

13.Governing Law.  This Addendum is entered into and will be interpreted and enforced pursuant to the laws of the State of North Carolina.  The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Addendum shall be any federal court in the state where the Employee has his principal place of residence and each of the parties hereto hereby submits to the personal jurisdiction of any such court.  The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction.  The parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the day and year first above written.

COMPANY:EMPLOYEE:

CICERO, INC.

By:
Name:	John Broderick	Name:	Antony Castagno
Title:	CEO/CFO	Title:	CTO